EXHIBIT 99.1


For Immediate Release

Contact:    Elizabeth Ventura             Russell Sherman
            (212) 272-9251                (212) 272-5219
            eventura@bear.com             rsherman@bear.com
            -----------------             -----------------


          BEAR STEARNS NAMES ALAN D. SCHWARTZ CHIEF EXECUTIVE OFFICER,
                 SUCCEEDING JAMES E. CAYNE, WHO REMAINS CHAIRMAN


      NEW YORK, New York (January 8, 2008) --The Bear Stearns Companies Inc. (NYSE:BSC) announced today that James E. Cayne has informed the board of directors of his desire to step down as chief executive officer, effective immediately. While Mr. Cayne will retire from the firm, he will stay on as chairman of the board of directors and will be succeeded as chief executive officer by Bear Stearns president Alan D. Schwartz.


      "Jimmy has much to be proud of -- under his leadership Bear Stearns has grown substantially over the past 15 years, with revenues increasing to $7 billion from $2 billion and the number of our employees more than doubling to 14,000," said Vincent Tese, Bear Stearns lead independent director. "This was his decision, and we are very pleased that he has agreed to stay actively involved in the business as chairman of the board."


      "The company's talent pool is particularly deep and the board is fortunate to have someone of Alan's caliber and experience ready to step in to lead the company," Tese added. "Alan has spent more than 30 years at Bear Stearns; he deeply understands our business and culture, and he is a strong leader and manager who is admired and respected throughout the organization."


      Mr. Cayne, who served as CEO of Bear Stearns since 1993 and as chairman and CEO since 2001 commented, "I am gratified that the board has continued confidence in me, but I believe this is the right time to implement our succession plan. We are beginning a new year and are at a pivotal point in the development of our business at a time of rapid change on Wall Street," he said. "Leading Bear Stearns and its wonderfully talented people has been one of the great joys in my life for nearly 15 years. These are people who know how to create value, who know how to serve clients well and who I am confident will continue to do so for many years in the future."


      "Alan is a good friend and one of the most capable executives on Wall Street. He is a great choice to lead the company in this new era and I am delighted to be in a position to help," Cayne added. "I have great confidence in him and in the seamlessness of this transition. I look forward to my new role, where I feel I can use my institutional knowledge of Bear Stearns and Wall Street to maximum advantage for the firm in the years ahead."


      "I am honored to have the opportunity to lead one of Wall Street's great franchises," said Alan D. Schwartz, president of Bear Stearns. "Bear Stearns has a bright future. Our franchise is rock solid thanks to Jimmy's leadership; investors, customers and employees should not expect any abrupt changes in the period ahead. We have a strong capital position, a unique culture and great talent throughout the organization. Although the operating environment has been difficult, we are off to a good start in 2008. We remain excited about our core equity, banking and fixed income businesses, our international expansion initiatives, and the further development of our energy and wealth management platforms."


      Alan D. Schwartz joined Bear Stearns in 1976. He became executive vice president and head of the Investment Banking Division in 1985. Mr. Schwartz was named president and co-chief operating officer in June 2001 and sole president in August of 2007. "Jimmy Cayne is a Wall Street legend. I've learned a lot from him in the 30 years we have been friends and partners here at Bear Stearns, and I am pleased we will be able to continue working together," he said.


      Founded in 1923, The Bear Stearns Companies Inc. (NYSE: BSC) is a leading financial services firm serving governments, corporations, institutions and individuals worldwide. The Company's core business lines include institutional equities, fixed income, investment banking, global clearing services, asset management, and private client services. Headquartered in New York City, the Company has approximately 14,000 employees worldwide. For additional information about Bear Stearns, please visit the firm's website at www.bearstearns.com.